UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2007

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ng Poh Chuan from Board:

Effective April 12, 2007, Ng Poh Chuan resigned as a member of the Board of Directors of SCM Microsystems, Inc. (the "Company"). Mr. Ng's resignation as a Class I director did not involve any disagreements relating to the Company's operations, policies or practices. There are no plans at this time to fill the vacancy resulting from Mr. Ng's resignation from the Board of Directors.

Change in Compensation of Executives:

On April 12, 2007 the Board of Directors approved salary increases for two executive officers of the Company, as recommended by the Compensation Committee of the Board of Directors. Annual base salary for Stephan Rohaly, chief financial officer, was increased from €200,000 to €240,000 and annual base salary for Manfred Mueller, vice president sales EMEA (effective as of April 1, 2007) and formerly vice president marketing, was increased from €145,000 to €150,000. These salary increases are effective as of April 1, 2007.

Adoption of 2007 Executive Bonus Plan:

On April 12, 2007, the Board of Directors approved a new Executive Bonus Plan for 2007 (the "2007 Plan") as recommended by the Compensation Committee. The 2007 Plan is effective as of January 1, 2007.

Payments under the 2007 Plan are based both on the achievement of quarterly operating profit by the Company and on the achievement of aggregate annual operating profit by the Company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the Company to be extraordinary.

Under the 2007 Plan, certain executive officers of the Company are eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if the Company achieves operating profit for that quarterly period. The maximum amount that any executive officer may earn in quarterly bonus payments in the fiscal year is 40% of his respective annual base salary.

All executive officers are also eligible to receive additional variable bonuses under the 2007 Plan amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the Company of the following annual operating profit targets:

- 20% of annual base salary will be paid if the Company records at least $1.0 million of annual operating profit;
- 30% of annual base salary will be paid if the Company records at least $1.5 million of annual operating profit; and
- 40% of annual base salary will be paid if the Company records at least $2.0 million of annual operating profit.

The maximum amount that any executive officer may earn in combined quarterly and annual bonus payments under the 2007 Plan in the fiscal year is 80% of his respective annual base salary.

Executive officers eligible to participate in the 2007 Plan with respect to both the quarterly and annual bonus components are Robert Schneider, chief executive officer and Stephan Rohaly, chief financial officer.

Dr. Manfred Mueller, vice president sales EMEA, is eligible to receive an annual bonus payment under the 2007 Plan. Dr. Mueller is also eligible to receive a quarterly bonus under the 2007 Plan for the first quarter of 2007, during which he served as vice president marketing. As a result of Dr. Mueller’s promotion to vice president sales EMEA on April 1, 2007, however, for the second, third and fourth quarters of 2007, Dr. Mueller is not eligible to receive quarterly bonuses under the 2007 Plan but instead is eligible to receive quarterly bonus payments under the Company's Sales Commission Plan.

Under the Company’s Sales Commission Plan, for the second, third and fourth quarters of 2007, Dr. Mueller is eligible to receive a quarterly bonus payment of up to 10% of his annual base salary, two-thirds of which will be based on the achievement of quarterly revenue targets set forth in the Company’s budget and sales forecasts and typically approved by the Board at the beginning of the year, and one-third of which will be based upon the achievement of quarterly sales management objectives typically approved by the Compensation Committee at the beginning of each quarter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

April 17, 2007	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary